Exhibit 99.1

D&E COMMUNICATIONS, INC.	CONTACT:
FOR IMMEDIATE RELEASE	W. Garth Sprecher
MAY 8, 2007	Sr. Vice President and Corporate Secretary
(717) 738-8304

D&E COMMUNICATIONS REPORTS FIRST QUARTER 2007 RESULTS

EPHRATA, PENNSYLVANIA (May 8, 2007) – D&E Communications, Inc. (“D&E” or “Company”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the results of its operations for the first quarter ended March 31, 2007.

For the first quarter of 2007 the Company reported total operating revenues of $38.4 million, compared to $40.3 million in the first quarter of 2006. The revenue decrease of $1.9 million was primarily the result of a decline in directory revenue of $2.5 million, due to the terms of a directory contract which became effective in the fourth quarter of 2006 and which covers three of the four directories that we publish. Directory expenses decreased $2.3 million as a result of this contract, under which the responsibility for publication and distribution of the directory and the related financial risks became the responsibility of the publisher. As a result, our directory revenue, as the new directories that are covered by this contract are published, will only be the annual fee paid to the Company for access to our customers.

Operating income for the first quarter of 2007 was $5.5 million compared to operating income of $4.9 million in the first quarter of 2006. Net income for the first quarter of 2007 was $2.6 million, or $0.18 per share, compared to a net income of $1.6 million, or $0.11 per share, for the same period last year. The primary reasons for the increase in net income were the operating income increase of $0.6 million and a first quarter 2007 gain of $0.6 million ($0.6 million, or $0.04 per share, after tax) from life insurance proceeds.

“We are very pleased with the start we have had in 2007”, noted James W. Morozzi, D&E’s President and CEO. “Our focus continues to be on increasing our On-Net CLEC subscribers and acquiring broadband customers through dedicated Internet access and Ethernet networking services such as Dynamic T, MPLS VPN, and Transparent LAN services. In the first quarter we experienced improved operating results in our Systems Integration segment compared to the same period of last year and will work to continue making improvements in this segment.”

Customer Connections

	March 31, 2007	March 31, 2006	Change	% Change
RLEC access lines	128,538	133,387	(4,849)	(3.6%)
CLEC access lines	44,267	41,818	2,449	5.9%
DSL/High-speed Internet subscribers	33,726	25,327	8,399	33.2%
Dial-up Internet subscribers	4,864	7,163	(2,299)	(32.1%)
Video subscribers	7,606	6,760	846	12.5%
Web-hosting customers	975	959	16	1.7%

Total	219,976	215,414	4,562	2.1%

Effective January 1, 2007, the Company reorganized its internal management reporting in order to better align it with the current management structure. Based on the similar nature of services and products, operating processes and service delivery methods, the rural local exchange carrier (“RLEC”), competitive local exchange carrier (“CLEC”), Internet services and video operations are managed as one reportable segment, “Wireline.” The Systems Integration and Corporate and Other units continue as distinct, reportable business segments. Segment information reported for the prior year has been recast to conform to the current year presentation.

On a segment by segment basis, the Company reported the following information:

Wireline

First quarter 2007 revenues from the Wireline segment were $36.2 million, as compared to $38.4 million for first quarter 2006. The decrease was due in large part to lower NECA settlement revenues of $0.7 million and lower directory revenue of $2.5 million, partially offset by increased DSL revenue of $0.8 million due to subscriber growth.

Wireline operating expenses for the first quarter of 2007 were $29.6 million, compared to $31.8 million during the same period last year, with the reduction caused primarily by a decrease in directory expense of $2.3 million. Operating income was $6.6 million for both the first quarters of 2007 and 2006.

Systems Integration

System Integration revenues for the quarter were $1.8 million, compared to $1.4 million for the same period last year. Communication services revenue increased $0.3 million primarily from increased billings to one customer whose contract expired March 31, 2007. The contract expiration is expected to have a minimal impact on its operating loss.

First quarter 2007 operating expenses were $2.7 million, compared to $2.9 million in the first quarter of 2006. The decrease was due primarily to lower labor and benefits costs. The operating loss for the first quarter 2007 was $0.9 million compared to an operating loss of $1.5 million in the first quarter of 2006.

About D&E Communications

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, data, professional IT services, network monitoring, security solutions and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, expect per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
OPERATING REVENUES
Communication service revenues	$36,954	$39,061
Communication products sold	624	501
Other	786	726

Total operating revenues	38,364	40,288

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	13,093	15,295
Cost of communication products sold	514	438
Depreciation and amortization	9,508	9,460
Marketing and customer services	3,367	3,415
General and administrative services	6,376	6,780

Total operating expenses	32,858	35,388

Operating income	5,506	4,900

OTHER INCOME (EXPENSE)
Equity in net losses of affiliates	(3)	(82)
Interest expense, net of interest capitalized	(3,736)	(3,838)
Other, net	1,719	1,467

Total other income (expense)	(2,020)	(2,453)

Income from continuing operations before income taxes and dividends on utility preferred stock	3,486	2,447
INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK
Income taxes	860	721
Dividends on utility preferred stock	16	16

Total income taxes and dividends on utility preferred stock	876	737

Income from continuing operations	2,610	1,710
DISCONTINUED OPERATIONS:
Loss from operations of Voice Systems Business, net of income tax benefit of ($52)	—	(79)

NET INCOME	$2,610	$1,631

Weighted average common shares outstanding (basic)	14,399	14,348
Weighted average common shares outstanding (diluted)	14,487	14,390
BASIC AND DILUTED EARNINGS PER COMMON SHARE
Earnings per common share-continuing operations	$0.18	$0.12
Earnings per common share-discontinued operations	—	(0.01)

	$0.18	$0.11

Dividends per common share	$0.13	$0.13

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,660	$3,101
Short-term investments	987	7,746
Accounts and notes receivable, net of reserves of $628 and $609	14,630	16,037
Inventories, lower of cost or market, at average cost	2,694	2,704
Prepaid expenses	5,878	3,310
Other	1,366	1,150

TOTAL CURRENT ASSETS	34,215	34,048

PROPERTY, PLANT AND EQUIPMENT
In service	383,875	380,630
Under construction	8,181	5,504

	392,056	386,134
Less accumulated depreciation	221,762	214,722

	170,294	171,412

OTHER ASSETS
Goodwill	142,836	143,667
Intangible assets, net of accumulated amortization	152,353	153,072
Other	7,845	8,375

	303,034	305,114

TOTAL ASSETS	$507,543	$510,574

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$7,067	$7,066
Accounts payable and accrued liabilities	14,564	13,654
Accrued taxes	720	195
Accrued interest and dividends	1,091	1,149
Advance billings, customer deposits and other	4,610	4,880

TOTAL CURRENT LIABILITIES	28,052	26,944

LONG-TERM DEBT	196,433	199,950

OTHER LIABILITIES
Deferred income taxes	73,559	74,849
Other	21,221	21,806

	94,780	96,655

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares 100,000
Outstanding shares: 14,406 at March 31, 2007 and
14,399 at December 31, 2006	2,564	2,563
Additional paid-in capital	162,238	162,010
Accumulated other comprehensive income (loss)	(4,938)	(5,028)
Retained earnings	45,633	44,651
Treasury stock at cost, 1,644 shares at March 31, 2007 and 1,640 shares at December 31, 2006	(18,665)	(18,617)

	186,832	185,579

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$507,543	$510,574

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,610	$1,631
Loss from discontinued operations	—	79

Income from continuing operations	2,610	1,710
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	9,508	9,460
Bad debt expense	172	136
Deferred income taxes	(1,589)	(1,090)
Equity in net losses of affiliates	3	82
Gain from cash recovery of note receivable	(300)	(625)
Gain from life insurance proceeds	(588)	—
Stock-based compensation expense	86	—
(Gain) loss on retirement of property, plant and equipment	(1)	95
Changes in operating assets and liabilities:
Accounts receivable	1,234	934
Inventories	11	134
Prepaid expenses	(2,568)	(3,066)
Accounts payable and accrued liabilities	(88)	698
Accrued taxes and accrued interest	473	(1,549)
Advance billings, customer deposits and other	(269)	828
Other, net	554	(594)

Net Cash Provided by Operating Activities from Continuing Operations	9,248	7,153

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net of proceeds from sales	(6,066)	(6,584)
Collection of note receivable	452	625
Proceeds from sale of investment	9,946	—
Purchase of short-term investments	(3,187)	—
Life insurance proceeds	1,000	—
Increase in investments and advances to affiliates	—	(150)
Acquisition of customer list intangible asset	(606)	—

Net Cash Provided by (Used In) Investing Activities of Continuing Operations	1,539	(6,109)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(1,713)	(1,709)
Payments on long-term debt	(3,516)	(2,510)
Proceeds from issuance of common stock	49	267
Purchase of treasury stock	(48)	—

Net Cash Used In Financing Activities of Continuing Operations	(5,228)	(3,952)

CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS	5,559	(2,908)

CASH USED IN DISCONTINUED OPERATIONS
Cash provided by operating activities of discontinued operations	—	28
Cash used in investing activities of discontinued operations	—	(266)

Net Cash Used In Discontinued Operations	—	(238)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,559	(3,146)

CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	3,101	10,325

END OF PERIOD	$8,660	$7,179